UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. ______)

ZipRecruiter, Inc.

(Name of Issuer)

Class A common stock, $0.00001 par value per share

(Title of Class of Securities)

98980B 10 3

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 15,109,348 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 15,109,348 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,109,348 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.4% of Class A Common Stock (12.9% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by Institutional Venture Partners XIV, L.P. (“IVP XIV”), Institutional Venture Management XIV, LLC (“IVM XIV”), Institutional Venture Partners XV, L.P. (“IVP XV”), Institutional Venture Partners XV Executive Fund, L.P. (“IVP XV EF”), Institutional Venture Management XV, LLC (“IVM XV”), Todd C. Chaffee (“Chaffee”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”), Dennis B. Phelps (“Phelps”), Eric Liaw (“Liaw”), Somesh Dash (“Dash”) and Jules A. Maltz (“Maltz” and, collectively, with IVP XIV, IVM XIV, IVP XV, IVP XV EF, IVM XV, Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw and Dash, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 3,571,967 shares of Class A Common Stock and 11,537,381 shares of Class B Common Stock held directly by IVP XIV. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. Chaffee, Fogelsong, Harrick, Miller, Phelps and Maltz are Managing Directors of IVM XIV (collectively, the “IVM XIV Managing Directors”) and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

2.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Institutional Venture Management XIV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 15,109,348 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 15,109,348 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,109,348 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.4% of Class A Common Stock (12.9% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 3,571,967 shares of Class A Common Stock and 11,537,381 shares of Class B Common Stock held by IVP XIV. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

3.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,548,295 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,548,295 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,548,295 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.2% of Class A Common Stock (6.5% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held directly by IVP XV. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and has shared voting and investment control over the shares owned by IVP XV and may be deemed to own beneficially the shares held by IVP XV. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XV Managing Directors”) are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV, and may be deemed to own beneficially the shares held by IVP XV.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

4.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XV Executive Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 40,157 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 40,157 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,157 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% of Class A Common Stock (0.0% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held directly by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and may be deemed to own beneficially the shares held by IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

5.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Institutional Venture Management XV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,588,452 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,588,452 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,588,452 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.2% of Class A Common Stock (6.5% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of: (i) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV and (ii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

6.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Todd C. Chaffee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 22,697,800 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 22,697,800 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,697,800 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.9% of Class A Common Stock (19.4% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,571,967 shares of Class A Common Stock and 11,537,381 shares of Class B Common Stock held by IVP XIV; (ii) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV; and (iii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

7.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 22,697,800 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 22,697,800 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,697,800 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.9% of Class A Common Stock (19.4% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,571,967 shares of Class A Common Stock and 11,537,381 shares of Class B Common Stock held by IVP XIV; (ii) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV; and (iii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

8.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Stephen J. Harrick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 22,697,800 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 22,697,800 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,697,800 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.9% of Class A Common Stock (19.4% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,571,967 shares of Class A Common Stock and 11,537,381 shares of Class B Common Stock held by IVP XIV; (ii) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV; and (iii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

9.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS J. Sanford Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 22,697,800 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 22,697,800 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,697,800 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.9% of Class A Common Stock (19.4% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,571,967 shares of Class A Common Stock and 11,537,381 shares of Class B Common Stock held by IVP XIV; (ii) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV; and (iii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

10.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Dennis B. Phelps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 22,697,800 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 22,697,800 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,697,800 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.9% of Class A Common Stock (19.4% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,571,967 shares of Class A Common Stock and 11,537,381 shares of Class B Common Stock held by IVP XIV; (ii) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV; and (iii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

11.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Eric Liaw
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,588,452 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,588,452 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,588,452 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.2% of Class A Common Stock (6.5% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV; and (ii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

12.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Somesh Dash
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,588,452 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,588,452 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,588,452 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.2% of Class A Common Stock (6.5% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV; and (ii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

13.

CUSIP NO. 98980B 10 3	13 G

1	NAMES OF REPORTING PERSONS Jules A. Maltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 22,697,800 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 22,697,800 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,697,800 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.9% of Class A Common Stock (19.4% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,571,967 shares of Class A Common Stock and 11,537,381 shares of Class B Common Stock held by IVP XIV; (ii) 1,784,475 shares of Class A Common Stock and 5,763,820 shares of Class B Common Stock held by IVP XV; and (iii) 9,495 shares of Class A Common Stock and 30,662 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

14.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Class A common stock, $0.00001 par value per share (the “Class A Common Stock”) of ZipRecruiter, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	ZipRecruiter, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

604 Arizona Avenue
Santa Monica, California 90401

Item 2

(a)	Name of Reporting Persons Filing:

1.	Institutional Venture Partners XIV, L.P. (“IVP XIV”)
2.	Institutional Venture Management XIV, LLC (“IVM XIV”)
3.	Institutional Venture Partners XV, L.P. (“IVP XV”)
4.	Institutional Venture Partners XV Executive Fund, L.P. (“IVP XV EF”)
5.	Institutional Venture Management XV, LLC (“IVM XV”)
6.	Todd C. Chaffee (“Chaffee”)
7.	Norman A. Fogelsong (“Fogelsong”)
8.	Stephen J. Harrick (“Harrick”)
9.	J. Sanford Miller (“Miller”)
10.	Dennis B. Phelps (“Phelps”)
11.	Eric Liaw (“Liaw”)
12.	Somesh Dash (“Dash”)
13.	Jules A. Maltz (“Maltz”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners

3000 Sand Hill Road, Building 2, Suite 250

Menlo Park, California 94025

(c)	Citizenship:

IVP XIV	Delaware
IVM XIV	Delaware
IVP XV	Delaware
IVP XV EF	Delaware
IVM XV	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America
Liaw	United States of America
Dash	United States of America
Maltz	United States of America

(d)	Title of Class of Securities:	Class A common stock

(e)	CUSIP Number:	98980B 10 3

15.

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the ownership of the Class A Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2021:

Reporting Persons	Class A Common Stock Held Directly (1)	Class B Common Stock Held Directly (1)	Shared Voting Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Total Common Stock (3)	Percentage of Class A Common Stock (3)
IVP XIV (2)	3,571,967	11,537,381	15,109,348	15,109,348	15,109,348	12.9%	15.4%
IVM XIV (2)	0	0	15,109,348	15,109,348	15,109,348	12.9%	15.4%
IVP XV (2)	1,784,475	5,763,820	7,548,295	7,548,295	7,548,295	6.5%	8.2%
IVP XV EF (2)	9,495	30,662	40,157	40,157	40,157	0.0%	0.0%
IVM XV (2)	0	0	7,588,452	7,588,452	7,588,452	6.5%	8.2%
Chaffee (2)	0	0	22,697,800	22,697,800	22,697,800	19.4%	21.9%
Fogelsong (2)	0	0	22,697,800	22,697,800	22,697,800	19.4%	21.9%
Harrick (2)	0	0	22,697,800	22,697,800	22,697,800	19.4%	21.9%
Miller (2)	0	0	22,697,800	22,697,800	22,697,800	19.4%	21.9%
Phelps (2)	0	0	22,697,800	22,697,800	22,697,800	19.4%	21.9%
Liaw (2)	0	0	7,588,452	7,588,452	7,588,452	6.5%	8.2%
Dash (2)	0	0	7,588,452	7,588,452	7,588,452	6.5%	8.2%
Maltz (2)	0	0	22,697,800	22,697,800	22,697,800	19.4%	21.9%

(1)	Represents shares of Class A Common Stock and Class B Common Stock, as applicable, held directly by IVP XIV, IVP XV and IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis.
(2)	IVM XIV serves as the sole general partner of IVP XIV and has shared voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XIV and IVM XV own no securities of the Issuer directly. The IVM XIV Managing Directors share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The IVM XV Managing Directors share voting and dispositive power over the shares held by IVP VX and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.
(3)	The percentages are based on 86,396,592 shares of Class A Common Stock and 30,375,749 shares of Class B Common Stock reported to be outstanding as of November 4, 2021, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 12, 2021. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

16.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

17.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2022

INSTITUTIONAL VENTURE PARTNERS XIV, L.P.
By: Institutional Venture Management XIV, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XIV, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XV, L.P.
INSTITUTIONAL VENTURE PARTNERS XV EXECUTIVE FUND, L.P.
By: Institutional Venture Management XV, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XV, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Eric Liaw

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Somesh Dash

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

Exhibit(s):

A:	Joint Filing Statement

18.